    As filed with the Securities and Exchange Commission on October 5, 1999
                                                      Registration No. 333-87067
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                              QUADRAMED CORPORATION
             (Exact name of Registrant as specified in its charter)

DELAWARE                                                  7371
(State or other jurisdiction                  (Primary Standard Industrial
of incorporation or organization)             Classification Code Number)

                       1003 WEST CUTTING BLVD., SUITE 200
                           RICHMOND, CALIFORNIA 94804
                                 (510) 620-2340
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          -----------------------------

                                E. PAYSON SMITH
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              QUADRAMED CORPORATION
                       1003 WEST CUTTING BLVD., SUITE 200
                           RICHMOND, CALIFORNIA 94804
                                 (510) 620-2340
       (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                          -----------------------------

                                   Copies to:
                              SCOTT D. LESTER, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                                ONE MARKET STREET
                               SPEAR STREET TOWER
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 442-0900

                          -----------------------------


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS OF                    AMOUNT          PROPOSED MAXIMUM       PROPOSED MAXIMUM
              SECURITIES TO BE                      TO BE             OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
                 REGISTERED                       REGISTERED         PER SHARE(1)(2)         PRICE(1)(2)         REGISTRATION FEE(2)
Common Stock, par value $.01.................     590,525 Shares           8.3125               4,908,739              $1,365
(previously included)
Common Stock, par value $.01.................       6,071 Shares            6.125                  37,185              $   11
(additional amount)
     Total...................................     596,596 Shares                                4,945,924              $1,376

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on September 28, 1999.

(2) A filing fee of $1,365 was previously paid with the initial filing of the Registration Statement on September 19, 1999.

                          -----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                 596,596 SHARES

                             QUADRAMED CORPORATION

                                  COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of 596,596 shares of our common stock which is held by some of our current stockholders. All of the 596,596 Shares which may be offered hereby were received by the stockholders in connection with certain acquisitions including our acquisition of all of the outstanding capital stock and options of Pro Intermed, Inc.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We have agreed to bear certain expenses in connection with the registration of the shares being offered and sold by the stockholders hereby.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "QMDC." On October 4, 1999 the closing price on Nasdaq for the common stock was $7.00.

                             ____________________


     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                              ____________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ____________________


                 The date of this Prospectus is October 5, 1999

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, especially the risks of investing in the Common Stock discussed under "Risk Factors."

                                   THE COMPANY

         QuadraMed Corporation uses technology to transform disparate healthcare data into valuable, enterprise-wide information. Providing and distributing meaningful information through its software, services and Internet solutions, QuadraMed has enabled its 3,850 customers in the U.S. and Canada to generate operational efficiencies, improve cash flow and measure the cost and quality of care. QuadraMed has implemented its product and service solutions in approximately 60% of the nation's hospitals. The Company has three business units, which include business office, health information management and enterprise.

          The Business Office group targets a provider's chief financial officer as the primary buyer. The divisions' solutions address the complex administrative and financial management demands placed on healthcare organizations today, providing the technology and expertise to increase cash flow and reduce administrative costs. The group is comprised of the following product and service categories: decision support, patient-focused solutions, electronic business office, managed care and executive information systems. The group also includes business office outsourcing. The following services are included: full business office outsourcing, A/R reduction and billing services and interim management consulting.

         QuadraMed's Health Information Management (HIM) business lines primarily target medical records directors, as well as chief financial officers throughout the provider system. The division is comprised of the following products and services: coding and abstracting, document imaging and workflow, and HIM outsourcing and consulting. The Company also offers a compliance program, including compliance assessment, auditing and education expertise through a team of over 100 credentialed healthcare attorneys, medical record professionals, registered nurses and physicians. These services are designed to improve the ability of healthcare providers to prevent Medicare and Medicaid fraud and abuse by identifying potentially fraudulent coding in a medical bill. In the outsourcing area, QuadraMed offers charge description master (CDM) review, master patient index clean up, interim HIM management service, general outsourcing and HIM on-site staff services.

         The Company's newest operating group, the Enterprise Division, established in 1999 provides web-based solutions that are designed to flow across an extended enterprise of inpatient and outpatient locations and across business entity lines. The Company's enterprise business lines target a provider's chief financial officer and chief executive officer. The Company provides access via LAN, WAN or Web, to patient information from disparate locations in the enterprise. The Affinity suite of products is the group's most comprehensive offering. Affinity is an integrated hospital information system that provides clinical and financial information. The product is packaged in a suite of hospital applications that are designed to provide compliance with federal and state regulations while automating decision making and increasing productivity. Affinity provides a patient-centered database that enables a provider to track patients throughout the continuum of care, without duplication of effort. Applications are accessible via a web browser, allowing physicians and other authorized users to have access to real-time patient information, from remote locations. Affinity integrates financial information such as patient accounting and DRG/case mix with clinical data such as medication charting and plan of care to automate state and federal reporting, billing, and other administrative activities.




                                       1.

          We are incorporated under the laws of the State of Delaware. Our executive offices are located at 1003 West Cutting Blvd., Suite 200, Richmond, California 94804 and our telephone number is (510) 620-2340. Unless the context otherwise requires, "QuadraMed", the "Company", "we", "our" and "us" refer to QuadraMed Corporation and, where the context requires, its subsidiaries.

                                  THE OFFERING

Common Stock offered by Selling
Stockholders.............................   596,596

Use of Proceeds..........................   QuadraMed will not receive any
                                            proceeds from the sale of common
                                            stock in the offering

Nasdaq National Market Symbol............   QMDC

                                  RISK FACTORS

         Prior to making an investment in the shares of Common Stock, you should carefully read this entire prospectus and consider the following risk and speculative factors in evaluating our Company and our business.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN

         We incurred net losses of $37.4 million and $20.7 million for the years ended December 31, 1997 and 1998, respectively and a net loss of $19.1 million for the six months ended June 30, 1999. As of June 30, 1999, our accumulated deficit was $212.3 million. These results include write-offs for acquired in-process research and development of $21.9 million and $14.5 million in fiscal years 1997 and 1998, respectively. In connection with our acquisitions, we have and will incur significant non-recurring charges and we will be required to amortize significant expenses related to goodwill and other intangible assets in future periods. It is uncertain whether we will be able to achieve or sustain revenue growth or profitability on a quarterly or annual basis.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER

         Our quarterly operating results have varied significantly in the past. Our quarterly revenues and operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

 .    integration of acquired businesses with our business;

 .    variability in demand for our products and services;

 .    the introduction of product enhancements and new products by us and our competitors;

 .    the timing and significance of announcements concerning our present or prospective strategic alliances;

 .    the termination of, or a reduction in, the products and services we offer,

 .    the loss of customers due to consolidation in the health care industry;

 .    delays in product delivery requested by our customers;

 .    the length of the sales cycle for our products or the timing of our sales;

 .    the amount of new potential contracts at the beginning of any particular quarter;

 .    budgeting cycles of our customers and changes in our customer's budgets;

 .    our investment in marketing, sales, research and development, and administrative personnel necessary to support our anticipated operations;

 .    costs incurred in connection with our marketing and sale promotional activities;

 .    software defects and other quality factors in our products; and

 .    general economic conditions and resulting effects on the health care industry.

         We cannot accurately forecast the timing of our customer purchases due to the complex procurement decision process associated with most health care providers and payors. As a result, we typically experience sales cycles that extend over several quarters. In addition, certain products we acquired as a result of our acquisition of Integrated Medical Networks in September


                                       2.

1998 and The Compucare Company in March 1999 have higher average selling prices and longer sales cycles than many of our other products. This may increase the volatility of our quarterly operating results. Moreover, our operating expense levels, which will increase with the addition of acquired businesses, are relatively fixed. Accordingly, if future revenues are below our expectations, we would experience a disproportionate adverse affect on our net income and financial results. Further, it is likely that, in some future quarter, our revenues or operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our Common Stock would likely be materially and adversely affected.

WE FACE RISKS RELATING TO THE INTEGRATION OF ACQUIRED COMPANIES INTO OUR COMPANY

     Realizing benefits from acquisitions depends in significant part upon several factors and is accompanied by a number of risks, including:

 . successful integration of the operations, products and personnel of the acquired company;

 . possible costs, delays or other problems we may incur to successfully complete such integration;

 . the potential interruption or disruption of our ongoing business and the distraction of management from other matters; and

 . significant operational and administrative expense relating to such integration.

     Any difficulties encountered in the integration process could have a material adverse effect on our business, operating results and financial condition. Even if we are able to successfully integrate these businesses with our business, the acquired operations may not achieve sales, productivity and profitability commensurate with our historical or projected operating results. Failure to achieve such projected results would have a material adverse effect on our financial performance, and in turn, on the market value of the our Common Stock. There can be no assurance that we will realize any of the anticipated benefits of our acquisitions or that such acquisitions will enhance our business or financial performance.

WE ARE DEPENDENT ON AN ACQUISITION STRATEGY FOR OUR GROWTH

     We intend to continue to expand in part through acquisitions of products, technologies and businesses. Our ability to expand successfully through acquisition depends on many factors, including:

 . the successful identification and acquisition of products, technologies or businesses;

 . management's ability to effectively negotiate and consummate acquisitions and integrate and operate the new products, technologies or businesses;

 . significant competition for acquisition opportunities in our industry, which may intensify due to increasing consolidation in the health care industry, thereby increasing the costs of capitalizing on acquisition opportunities; and

 . competition for acquisition opportunities with other companies that have significantly greater financial and management resources than us.


                                       3.

WE FACE SEVERAL RISKS ASSOCIATED WITH ACQUISITIONS AND MAY NOT BE SUCCESSFUL IN MANAGING CHANGING OPERATIONS

     Acquisitions involve a number of special risks including:

 .    managing geographically dispersed operations;

 .    failure of the acquired business to achieve expected results;

 .    failure to retain key personnel of the acquired business;

 .    inability to integrate the new business into existing operations and risks associated with unanticipated events or liabilities;

 .    potential increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

 .    the assumption of unknown liabilities and potential disputes with the sellers of one or more acquired entities; and

 .    exposure to the risks of entering markets in which we have no direct prior experience or to risks associated with the market acceptance of acquired products and technologies.

     Management evaluated and purchased a new management and accounting system and will implement the system in 1999. Information systems expansion or replacement can be a complex, costly and time-consuming process, and there can be no assurance that our system transition and further implementation can be accomplished without disruption of our business. Any business disruption or other system transition difficulties could have a material adverse effect on our business, financial condition and results of operations.

     We may not be successful in addressing these risks and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     Additionally, customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on its sales and marketing initiatives and on our reputation. With the addition of the acquired businesses, our anticipated future operations may place a strain on our management systems and resources. We expect that we will be required to continue to improve our financial and management controls, reporting systems and procedures, and will need to expand, train and manage our workforce. There can be no assurance that we will be able to effectively manage these tasks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

     Moreover, future acquisitions by us may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the recognition of amortization expenses related to goodwill and other intangible assets. Our inability to successfully deal with these factors could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY MANAGEMENT PERSONNEL FOR OUR FUTURE SUCCESS

     We are substantially dependent upon the continued service of our executive officers, product managers and other key sales, marketing and development personnel. If we fail to retain the services of any of our executive officers or fail to hire, retain and motivate other key employees, our business will be adversely affected. Furthermore, additions of new, and departures of existing, personnel could have a disruptive effect on our business and operations.



                                       4.

WE FACE RISKS RELATED TO HOSPITAL AND MANAGED CARE MARKETS AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY


        A substantial portion of our revenues have been and are expected to be derived from the sale of software products and services to hospitals. Consolidation in the health care industry, particularly in the hospital and managed care markets, could cause a decrease in the number of existing or potential purchasers of our products and services, which could adversely affect our business. In addition, the decision to purchase our products often involves the approval of several members of management of a hospital or health care provider. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers.

        The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. We believe that the commercial value and appeal of our products may be adversely affected if the current health care financing and reimbursement system were to reverse its current evolution to a managed care model back to a fee-for-service model. In addition, many of our customers are providing services under capitated service agreements, and a reduction in the use of capitation arrangements as a result of regulatory or market changes could have a material adverse effect on our business, financial condition and operating results. During the past several years, the health care industry has been subject to increasing levels of governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain proposals to reform the health care system have been and are being considered by Congress. These proposals, if enacted, could change the operating environment of our clients in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for our products and services.

        Changes in current health care financing and reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations of product orders or shipments or in the revocation of endorsement of our products by hospital associations or other customers. Any of these occurrences could have a material adverse effect on our business. In addition, many health care providers are consolidating to create integrated health care delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of our products. If we fail to maintain adequate price levels, our business, financial condition and results of operations would be adversely affected. Other market-driven reforms could also have adverse effects on our business, financial condition and results of operations.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS

        Competition in the market for our products and services is intense and is expected to increase. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations. We compete with other providers of health care information software and services, as well as health care consulting firms. Our principal competitors include, among others:


                                       5.

 .  CIS Technologies, Inc., a division of National Data Corporation, Inc., and
   Sophisticated Software, Inc. in the market for our EDI products;

 .  MedE AMERICA in the market for our claims processing service;

 .  Healthcare Cost Consultants, Inc., a division of CIS Technologies, Inc., and
   Trego Systems, Inc. in the market for our contract management products;

 .  McKesson HBOC, Inc., Optika Imaging Systems, Inc. and LanVision Systems, Inc.
   in the market for our electronic document management products;

 .  Transition Systems, Inc. and Healthcare Microsystems, Inc., a division of
   Health Management Systems Inc., HCIA Inc. and MediQual Systems, Inc., a division of Cardinal Health, Inc., in the market for our decision support products;

 .  McKesson HBOC, Inc., Shared Medical Systems, Inc., MediTech Corporation and
   Eclipses Corporation in the market for our enterprise products;

 . HMS and ARTRAC, a division of Medaphis in the market for our business office outsourcing services;

 . a subsidiary of Minnesota Mining and Manufacturing, in the market for our medical records products; and

 . Transcend Services, Inc. and SMART Corporation in the market for our health information management services.

       In addition, current and prospective customers evaluate our capabilities against the merits of their existing information systems and expertise. Furthermore, major software information systems companies, including those specializing in the health care industry, not presently offering products that compete with those offered by us, may enter our markets. In addition, many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and market recognition than us. Many of our competitors also currently have, or may develop or acquire, substantial installed customer bases in the health care industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and political, economic or regulatory changes in the health care industry and may devote greater resources to the development, promotion and sale of their products than us. There can be no assurance that we will be able to compete successfully against current and future competitors or that such competitive pressures will not materially adversely affect our business, financial condition and operating results.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR FUTURE SALE

       Future sales of Common Stock by existing stockholders under Rule 144 of the Securities Act and through the exercise of registration rights could lower the market price of our Common Stock. As of June 30, 1999, approximately 1,500,000 shares are available for sale in the public market subject to compliance with Rule 144. Certain of our existing stockholders holding an aggregate of 725,934 shares of Common Stock as of June 30, 1999 have rights under certain circumstances to require us to register their shares for future sale (which amount does not include shares being registered hereunder).

       In March 1999, we closed the acquisition of the Compucare Company ("Compucare"). In connection with the acquisition of Compucare, we issued an aggregate of 2,957,000 shares of Common Stock. All of the shares of Common Stock issued in connection with the acquisition of Compucare have been registered under the Securities Act and are freely tradeable. In September 1998, we closed the acquisition of Integrated Medical Networks. In connection with the acquisition of Integrated Medical Networks, we issued an aggregate of

                                       6.

1,550,000 shares of Common Stock and agreed to file a registration statement under the Securities Act prior to January 1, 1999 to register all such shares. In June 1998, we closed the acquisition of Pyramid Health Group, Inc. ("Pyramid"). In connection with the acquisition of Pyramid, we issued an aggregate of 2,784,508 shares of Common Stock and warrants to purchase 62,710 shares of Common Stock. All of the shares of Common Stock issued in connection with the acquisitions of IMN and Pyramid have been registered under the Securities Act and are freely tradeable.

     Sales of a substantial number of the aforementioned shares in the public markets or the prospect of such sales could adversely affect or cause substantial fluctuations in the market price of the Common Stock and impair our ability to raise additional capital through the sale of our securities.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT

     Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We have historically devoted significant resources to product enhancements and research and development and believe that significant continuing development efforts will be required to sustain our operations and integrate the products and technologies of acquired businesses with our products. There can be no assurance that we will successfully or in a timely manner develop, acquire, integrate, introduce and market new product enhancements or products, or that product enhancements or new products developed by us will meet the requirements of hospitals or other health care providers and payors and achieve or sustain market acceptance.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND MAY FACE A CLAIM OF INFRINGEMENT BY A THIRD PARTY

     We rely on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions to protect our proprietary rights. We have not filed any patent applications covering our technology. There can be no assurance that measures taken by us to protect our intellectual property will be adequate or that our competitors will not independently develop products and services that are substantially equivalent or superior to the products and services we offer.

     There is substantial litigation regarding intellectual property rights in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products overlaps. We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future. The Company may incur substantial litigation expenses in defending any such claim regardless of the merit of the claim. In the event of an unfavorable ruling on any such claim, we cannot guarantee that a license or similar agreement will be available to us on reasonable terms, if at all. Infringement may result in significant monetary liabilities which would have a material adverse effect on our business,


                                       7.

financial condition and results of operations. We cannot guarantee that we will be successful in the defense of these or similar claims.

UNDETECTED SOFTWARE ERRORS, FAILURES FOUND IN NEW PRODUCTS AND FAILURE OF OUR PRODUCTS TO MEET PERFORMANCE CRITERIA COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS

     Products such as our products frequently contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. We cannot guarantee that despite such testing by us, and by our current and potential customers, products under development, enhancements or shipped products will be free of errors or performance failures, resulting in, among other things;

 . loss of revenues and customers;

 . delay in market acceptance;

 . diversion of resources;

 . damage to our reputation; or

 . increased service and warranty costs.

     The occurrence of any of these consequences could have a material adverse effect upon our business, financial condition and results of operations.

THERE ARE RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE


           As is true for most companies, the Year 2000 computer issue creates a risk for us. If systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on our operations. We face risks in four areas: systems used by us to run our business, systems used by our suppliers, potential warranty or other claims from our customers, and the potential reduction in spending by other companies on our products and solutions as a result of significant information systems spending on Year 2000 remediation.

           We have conducted a thorough inventory and evaluation of our systems, equipment and facilities. We have a number of projects underway to replace or upgrade systems, equipment and facilities that we know to be Year 2000 non-compliant. We have not identified alternative remediation plans if upgrade or replacement is not feasible. We will consider the need for such remediation plans as we continue to assess the year 2000 risk. For the Year 2000 non-compliance issues identified to date, the cost of upgrade or remediation is not expected to be material to our operating results. If implementation of replacement systems is delayed, or if significant new non-compliance issues are identified, our results of operations or financial condition could be materially adversely affected.

           We are also in the process of contacting our critical suppliers to determine that such suppliers' operations and the products and services they provide are Year 2000 compliant. To date, we are unaware of any current suppliers that are not Year 2000 ready. In the event that our suppliers are not Year 2000 compliant, we will seek alternative sources of supplies. However, such failures remain a possibility and could have an adverse impact on our results of operations or financial condition.

           We believe our current products are Year 2000 compliant. However, since all customer situations cannot be anticipated, particularly those involving third party products, we may see an increase in warranty and other claims as a result of the Year 2000 transition. In addition, litigation regarding Year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims could have a material adverse impact on our results of operations or financial condition.

           Year 2000 compliance is an issue for virtually all businesses whose computer systems and applications may require significant hardware and software upgrades or modifications. Companies owning and operating such systems may plan to devote a substantial portion of their information systems' spending to fund such upgrades and modifications and divert spending away from our products and solutions. Such changes in our customers' spending patterns could have a material adverse impact on our sales, operating results or financial condition.


                                       8.

WE MAY SUFFER AN INTERRUPTION IN OUR BUSINESS, INCLUDING, DATA PROCESSING

     We currently process substantially all our customer data at our facilities in Richmond, California and Neptune, New Jersey. Although we back up our data nightly and have safeguards for emergencies such as power interruption or breakdown in temperature controls, we have no mirror processing site to which processing could be transferred in the case of a catastrophic event at either of these facilities. In the event that a major catastrophic event occurs at either the Richmond or the Neptune facility, possibly leading to an interruption of data processing, our business, financial condition and results of operations could be adversely affected.

WE FACE RISKS RELATED TO OUR OUTSOURCING BUSINESS

     We provide compliance, consulting and business office outsourcing and cash flow management services, including the billing and collection of receivables. We acquired the infrastructure for our outsourcing business through an acquisition. In addition, we often use our software products to provide outsourcing services. As a result, we have not been required to make significant capital expenditures in order to service existing outsourcing contracts. However, if we experience a period of substantial expansion in our outsourcing business, we may be required to make substantial investments in capital assets and personnel. We cannot guarantee that we will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of the outsourcing contracts we may be awarded. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition and results of operations. In addition, our failure to meet a client's expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business. Finally, we could incur substantial costs and expend significant resources correcting errors in our work, and could possibly become liable for damages caused by these errors.

WE FACE RISKS ASSOCIATED WITH POTENTIAL GOVERNMENTAL REGULATION

     The United States Food and Drug Administration (the "FDA") is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer products are subject to regulation when they are used or are intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. The FDA could determine in the future that any predictive aspects of our products make them clinical decision tools subject to FDA regulation. Compliance with these regulations could be burdensome, time consuming and expensive. We could also become subject to future legislation and regulations concerning the development and marketing of health care software systems. Such legislation could increase the cost and time necessary to market new products and could affect us in other respects not presently foreseeable. We cannot predict the effect of possible future legislation and regulation.


                                       9.

     State governments substantially regulate the confidentiality of patient records and the circumstances under which such records may be released for inclusion in our databases. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other health care provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal levels. This legislation may require holders of such information to implement security measures that may require us to incur substantial expenditures. We are not sure that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records using our products.

WE FACE RISK OF PRODUCT-RELATED CLAIMS

     Some of our products and services are used in the payment, collection, coding and billing of health care claims and the administration of managed care contracts. If our employees or our products fail to accurately assess, process or collect these claims, our customers may file claims against us. We have been and currently are involved in claims for money damages related to services provided by our accounts receivable management business. We maintain insurance to protect against certain claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim brought against us. A successful claim brought against us that is in excess of, or is not covered by, our insurance coverage could adversely affect our business, financial condition and results of operations. Even a claim without merit could result in significant legal defense costs and would consume management time and resources. We do not know whether we will be subject to material claims in the future which may result in liability in excess of our insurance coverage, or which our insurance may not cover. We may not be able to obtain appropriate insurance in the future at commercially reasonable rates. In addition, if we are found liable, we would have to significantly alter our products resulting in additional unanticipated research and development expenses.

WE FACE RISKS ASSOCIATED WITH CERTAIN INVESTMENTS WE HAVE MADE OR MAY MAKE IN THE FUTURE

     We have made equity investments to acquire minority interests in certain early stage companies. We do not have the ability to control the operations of any of these companies. Investing in such early stage companies is subject to certain significant risks. There can be no assurance that any of these companies will be successful or achieve profitability or that we will ever realize a return on our investments. In addition, to the extent any of such companies fail or become bankrupt or insolvent, we may lose some or all of our investment. We intend to continue to make additional investments in such companies in the future. Losses resulting from such investment could have a material adverse effect on our operating results.

POTENTIAL EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF QUADRAMED

     Our Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the



                                      10.

holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. We have no present plans to issue shares of Preferred Stock.

     Further, certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. For example, our Board of Directors is classified into three classes of directors serving staggered, three-year terms and has the authority without action by our stockholders to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, our Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Company entitled to vote. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office. Further, our Certificate of Incorporation provides that any "Business Combination" (as therein defined) requires the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class. These provisions, and certain other provisions of the Certificate of Incorporation which may have the effect of delaying proposed stockholder actions until the next annual meeting of stockholders, could have the effect of delaying or preventing a tender offer for the Company's Common Stock or other changes of control or management of the Company, which could adversely affect the market price of our Common Stock. Finally, certain provisions of Delaware law could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS

     The stock market in general, and the Nasdaq National Market, has historically experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and which has affected the market price of securities of many companies. The trading price of our Common Stock is likely to be highly volatile and could also be subject to significant fluctuations in price in response to such factors as:

 .  variations in quarterly results of operations;

 .  announcements of new products or acquisitions by us or our competitors;

 .  governmental regulatory action;

 .  developments or disputes with respect to proprietary rights;

 .  general trends in our industry and overall market conditions; and

 .  other event or factors, many of which are beyond our control.

     The market price of our Common Stock may also be affected by movements in prices of equity securities in general.

                                 USE OF PROCEEDS

         The Company will not receive any of the net proceeds from the sale of the Shares by the Selling Stockholders.




                                      11.

                              SELLING STOCKHOLDERS

         The following table sets forth the principal amount of Common Stock beneficially owned by each of the Selling Stockholders as of August 31, 1999, all of which are being offered pursuant hereto. Because the Selling Stockholders may sell all or a portion of the Shares which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this Offering. The Shares offered for sale by this Prospectus may be offered from time to time by the Selling Stockholders named below.


                                                                                       PERCENTAGE OF
                                                                  NUMBER OF SHARES       OUTSTANDING
NAME OF SELLING STOCKHOLDER                                      BENEFICIALLY OWNED           SHARES
Adler, Joel                                                             88,579                 *
Chilvers, Robert                                                         6,071                 *
Epstein, David A.                                                       29,527                 *
Harrar, Alan                                                            44,289                 *
Michael G. Harrar
  and Novshin Harrar in Community Property                              44,289                 *
The Harrar Children's Non-Revocable
  Trust dated January 1, 1993                                          383,841                1.6%




--------------------------
*  Less than one percent.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of



                                      12.

discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Shares offered hereby may be sold either pursuant to this Registration Statement or pursuant to Rule 144 of the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., San Diego, California.

                                    EXPERTS

         The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). This Web site can be accessed at http:\www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Prospectus is a part, and which the Company has filed with the Commission under the Securities Act. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company



                                      13.

offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under
Section 13(a) and 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:


     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed March 31, 1999, and amendment thereto filed April 30, 1999.

     2. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 filed August 16, 1999.

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 filed May 17, 1999.

     4. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 and amendment thereto filed March 15, 1999;

     5. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 and amendment thereto filed March 15, 1999;

     6. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 and amendment thereto filed March 15, 1999;

     7. Current Report on Form 8-K dated August 11, 1999 and filed August 18, 1999.

     8.   Current Report on Form 8-K dated March 12, 1999 and filed March 15,
          1999.

     9. Current Report on Form 8-K dated February 3, 1999 and filed February 18, 1999 and amendment thereto filed March 22, 1999.

    10. Current Report on Form 8-K dated September 30, 1998 and filed October 15, 1998;

    11. Current Report on Form 8-K dated August 31, 1998 and filed September 11, 1998;

    12. Current Report on Form 8-K dated June 1, 1998, and filed June 11, 1998, and amendment thereto filed June 17, 1998;

    13.   Current Report on Form 8-K dated May 1, 1998 and filed May 11, 1998;

    14.   Current Report on Form 8-K dated April 13, 1998 and filed April 29,
          1998;

    15. Current Report on Form 8-K dated April 24, 1997 and filed May 9, 1997, and amendments thereto filed July 8, 1997 and March 10, 1998, respectively;

    16. Current Report on Form 8-K dated September 29, 1997 and filed October 14, 1997, and amendment thereto filed March 10, 1998;

    17. Current Report on Form 8-K dated February 4, 1998 and filed February 18, 1998;

    18. Current Report on Form 8-K dated December 29, 1997 and filed January 13, 1998; and

    19. The description of Company Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMPANY COMMON STOCK, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS SHOULD BE DIRECTED TO KEITH M. ROBERTS, QUADRAMED CORPORATION, 1003 CUTTING BLVD. SUITE 200, RICHMOND, CALIFORNIA, 94804 (TEL. 510/620-2340).




                                      14.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   2
Use of Proceeds............................................................  11
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  12
Legal Matters..............................................................  13
Experts....................................................................  13
Available Information......................................................  13
Incorporation of Certain Documents
     by Reference..........................................................  14

                             QUADRAMED CORPORATION


                         596,596 Shares of Common Stock









                                   PROSPECTUS
                                October 5, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock to being registered, other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


    Securities and Exchange Commission registration fee....................... $ 1,376
    Nasdaq National Market listing fee........................................  11,810
    Printing and engraving expenses...........................................   1,000
    Legal expenses............................................................   2,000
    Accounting fees and expenses..............................................   2,000
    Miscellaneous expenses....................................................   1,000
                                                                               -------
            Total............................................................. $19,186
                                                                               =======

The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering, but will not bear any of the expenses listed above.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of that person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may eliminate or limit personal liability of its directors to the corporation or its stockholders for monetary damages for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching such director's duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         The Company's Second Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the fullest extent allowed under the DGCL. In addition, Article 5 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify each person who is or was a director or executive officer of the Company to the full extent permitted by the DGCL. Such Article also provides that the Company may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

         The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.



ITEM 16. EXHIBITS.

         (a) Exhibits

         2.1 Acquisition Agreement and Plan of Merger dated March 29, 1999 by and among the Company, Pro Intermed Acquisition Corporation, and Pro Intermed, Inc. and the shareholders listed therein.(2)

         4.1 Reference is made to Exhibits 3.2 and 3.4 of the Form SB-2 (as defined herein).(1)

         4.2 Form of Common Stock Certificate.(1)

         4.3 Registration Rights Agreement dated March 29, 1999 by and between the Company and the shareholders listed therein.(2)

         5.1 Opinion of Zevnik Horton Guibord McGovern Palmer & Fognani,
             L.L.P.

        23.1 Consent of Arthur Andersen LLP.

        23.3 Consent of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. (included in Exhibit 5.1).

        24.1 Power of Attorney.(2)


(1) Incorporated herein by reference from the exhibit with the same number to the Company's Registration Statement on Form SB-2, No. 333-5180-LA, as filed with the Commission on June 28, 1996, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, as filed with the Commission on July 26, 1996, September 9, 1996 and October 2, 1996, respectively (collectively, "Form SB-2").

(2) Previously filed.

         (b) Financial Data Schedule

             Not applicable.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California on this 5th day of October, 1999.


                                        QUADRAMED CORPORATION


                                        By  /s/ E. PAYSON SMITH
                                           ----------------------------------
                                            E. Payson Smith
                                            Executive Vice President and
                                            Chief Financial Officer

                               POWER OF ATTORNEY

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:




               SIGNATURE                                         TITLE                                  DATE
               ---------                                         -----                                  ----
                   *                      Chairman of the Board and Chief Executive Officer             October 5, 1999
        ------------------------          (Principal Executive Officer)
            James D. Durham

         /s/ E. PAYSON SMITH               Executive Vice President and Chief Financial Officer         October 5, 1999
        ------------------------          (Principal Financial and Accounting Officer)
            E. Payson Smith

                   *                      Vice President, Finance                                       October 5, 1999
        -------------------------         and Chief Accounting Officer
             Bernie J. Murphy             (Principal Accounting Officer)


                   *                      Director                                                      October 5, 1999
        -------------------------
            Michael J. King


                                          Director                                                      October  , 1999
        -------------------------
           Albert L. Greene

                   *                      Director                                                      October 5, 1999
        -------------------------
           Kenneth E. Jones

                   *                      Director                                                      October 5, 1999
        -------------------------
           Joan P. Neuscheler


                   *                      Director                                                      October 5, 1999
        -------------------------
           E.A. Roskovensky


     By: /s/ E. PAYSON SMITH              Attorney-in-fact                                              October 5, 1999
        -------------------------
           E. Payson Smith
           Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                        DESCRIPTION
-------                        -----------

  5.1           Opinion of Zevnik horton Guibord McGovern
                Palmer & Fognani L.L.P.

  23.1          Consent of Arthur Andersen LLP